                                                                     EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.,

                        NIAGARA ENVELOPE COMPANY, INC.,

                                      AND

                           THE PERSONS LISTED ON THE
                      SCHEDULE OF SELLERS ATTACHED HERETO




                                 MAY 29, 1996

                               TABLE OF CONTENTS
                                                                            Page
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ARTICLE I       PURCHASE AND SALE OF STOCK.................................     1
                1.1   Stock Purchase.......................................     1
                1.2   Purchase Price.......................................     1
                1.3   Purchase Price Adjustment............................     2

ARTICLE II      CONDITIONS TO CLOSING......................................     6
                2.1   Conditions to Buyer's Obligations at the Closing.....     6
                2.2   Conditions to the Sellers' Obligations at the Closing     9

ARTICLE III     COVENANTS PRIOR TO CLOSING.................................    10
                3.1   Affirmative Covenants of the Company and the Sellers.    10
                3.2   Negative Covenants of the Company and the Sellers....    12
                3.3   Exclusivity..........................................    13
                3.4   Covenants of Buyer...................................    13

ARTICLE IV      REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY.    14
                4.1   Organization and Corporate Power.....................    14
                4.2   Authorization of Transactions........................    14

                4.3   Subsidiaries; Investments............................    14
                4.4   Absence of Conflicts.................................    15
                4.5   Capitalization.......................................    15
                4.6   Financial Statements.................................    15
                4.7   Absence of Undisclosed Liabilities...................    16
                4.8   Absence of Certain Developments......................    16
                4.9   Assets...............................................    17
                4.10  Environmental and Safety Matters.....................    19
                4.11  Taxes................................................    20
                4.12  Contracts and Commitments............................    22
                4.13  Proprietary Rights...................................    23
                4.14  Litigation; Proceedings..............................    24
                4.15  Brokerage............................................    24
                4.16  Governmental Licenses and Permits....................    24
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
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                4.17  Employees............................................    24
                4.18  Employee Benefit Plans...............................    25
                4.19  Insurance............................................    27
                4.20  Officers and Directors; Bank Accounts................    27
                4.21  Affiliate Transactions...............................    27
                4.22  Compliance with Laws.................................    28
                4.23  Product Warranty.....................................    28
                4.24  Product Liability....................................    28
                4.25  Closing Date.........................................    28

ARTICLE V       REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLERS.    29
                5.1   Authorization of Transactions........................    29
                5.2   Absence of Conflicts.................................    29
                5.3   Shares...............................................    29
                5.4   Brokerage............................................    29
                5.5   Closing Date.........................................    29


ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF BUYER....................    30
                6.1   Organization and Corporate Power.....................    30
                6.2   Authorization........................................    30
                6.3   No Violation.........................................    30
                6.4   Governmental Authorities and Consents................    30

                6.5   Brokerage............................................    30
                6.6   Litigation...........................................    31
                6.7   Closing Date.........................................    31
                6.8   Purchase for Investment..............................    31
                6.9   Financing Arrangements...............................    31

ARTICLE VII     TERMINATION................................................    31
                7.1   Termination..........................................    31
                7.2   Effect of Termination................................    32
                7.3   Deposit..............................................    32

ARTICLE VIII    SURVIVAL; INDEMNIFICATION..................................    32
                8.1   Survival.............................................    32
                8.2   Indemnification......................................    32
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                8.3   Arbitration Procedure................................    35
                8.4   Remedies.............................................    37
                8.5   Effect of Taxes and Insurance........................    37


ARTICLE IX      ADDITIONAL AGREEMENTS......................................    37
                9.1   Press Releases and Announcements.....................    37
                9.2   Further Transfers....................................    37
                9.3   Tax Matters..........................................    38
                9.4   Transition Assistance................................    40
                9.5   Investigation and Confidentiality....................    40

                9.6   Expenses.............................................    41
                9.7   Noncompetition and Nonsolicitation...................    41
                9.8   Sellers' Representative..............................    42
                9.9   Additional Information for SEC Filings...............    43
                9.10  Approval of Services Agreement Payment...............    43


ARTICLE X       MISCELLANEOUS..............................................    44
                10.1  Amendment and Waiver.................................    44
                10.2  Notices..............................................    44
                10.3  Binding Agreement; Assignment........................    45
                10.4  Severability.........................................    46
                10.5  No Strict Construction...............................    46
                10.6  Captions and Headings................................    46
                10.7  Entire Agreement.....................................    46
                10.8  Counterparts.........................................    46
                10.9  Governing Law........................................    46
                10.10 No Third Party Beneficiaries.........................    46


ARTICLE XI      CERTAIN DEFINITIONS........................................    47

                            STOCK PURCHASE AGREEMENT


          This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of May 29,
                                               ---------
1996, by and among Niagara Envelope Company, Inc., a Delaware corporation (the

"Company"), the Persons set forth on the Schedule of Sellers attached hereto
- --------                                 -------------------
(collectively, the "Sellers" and each, individually, a "Seller"), Frederick G.
                    -------                             ------
Pierce, II, as the Sellers' agent and representative (the "Sellers'
                                                           --------
Representative"), and American Pad & Paper Company of Delaware, Inc., a Delaware
- --------------
corporation ("Buyer") (the Company, the Sellers, the Sellers' Representative and
              -----
the Buyer being collectively referred to herein as the "Parties" or individually
                                                        -------
as a "Party").  Certain capitalized terms used herein are defined in Article XI
      -----
hereof.

          The authorized capital stock of the Company consists of 12,000 shares of Class A Voting Common Stock, no par value per share, 12,000 shares of Class B Non-Voting Common Stock, no par value per share, 20,000 shares of Class A Preferred Stock, no par value per share, and 20,000 shares of Class B Preferred Stock, no par value per share (collectively, the "Company Stock"), of which
                                                  -------------
5,163 shares of Class A Voting Common Stock , 5,780 shares of Class B Non-Voting Common Stock, 500 shares of Class A Preferred Stock and no shares of Class B Preferred Stock are issued and outstanding. The Sellers own beneficially and of record 100% of the outstanding Company Stock.

          On the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the outstanding shares of Company Stock.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK
                           --------------------------

          1.1  STOCK PURCHASE.  On the terms and subject to the conditions set
               --------------
forth in this Agreement, on the Closing Date (as defined in Section 1.4), Buyer will purchase from the Sellers, and the Sellers will sell and transfer to Buyer, all of the outstanding shares of Company Stock, free and clear of all Liens.

           1.2 PURCHASE PRICE.
               --------------

          (a) The total purchase price to be paid to the Sellers for the outstanding Company Stock (the "Purchase Price") at the Closing will be
                                --------------
$50,000,000, as adjusted in accordance with Section 1.3(c) hereof. Buyer will pay such Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Sellers' Representative not less than five business days prior to the Closing.

          (b) After the Closing, the Purchase Price may be further increased or decreased, as the case may be, in accordance with Sections 1.3(h)-(j) hereof.

          (c) The Sellers' Representative shall allocate the Purchase Price among the Sellers in accordance with the percentages set forth opposite each Seller's name (the "Pro Rata Shares") on the Schedule of Sellers attached
                    ---------------          -------------------
hereto. Any adjustments to the Purchase Price in accordance with the terms of this Agreement shall be adjusted with respect to each Seller in accordance with such Pro Rata Shares.

           1.3     PURCHASE PRICE ADJUSTMENT.
                   -------------------------

          (a)      As used in this Agreement:

          "Affiliate Payments" shall mean any cash payments (other than salary
           ------------------
and benefits paid in the ordinary course of business, which shall include all payments made to the Sellers' Representative as compensation for service to the Company) made to an Affiliate of Sellers after the Balance Sheet Date and prior to the Closing Date.

          "Balance Sheet Date" shall mean (i) May 31, 1996 in the event that the
           ------------------
Closing occurs on or prior to June 30, 1996, or (ii) June 30, 1996 in the event that the Closing occurs after June 30, 1996.

          "Consolidated Net Asset Value" shall mean, the excess of the net book
           ----------------------------
value of the Company's and its Subsidiaries' consolidated assets over the Company's and its Subsidiaries' consolidated liabilities (excluding Indebtedness for Borrowed Money), as determined in accordance with United States generally accepted accounting principles ("GAAP") applied in a manner consistent with that
                                 ----
used in preparing the Company's December 31, 1995 audited financial statements and the Affiliated Entities' books and records as of December 31, 1995 adjusted for the fair value purchase price to be paid by the Company, except that (i) the LIFO reserve for inventory will be determined using the reserve as of (A) April 30, 1996 in the event the Closing Date is on or prior to June 15, 1996, (B) May 31, 1996 in the event the Closing Date is after June 15, 1996 and on or prior to June 30, 1996 and (C) June 30, 1996 in the event the Closing Date is after June 30, 1996, (ii) raw material actual purchase cost will be based on a mutually acceptable evaluation, (iii) pension reserves and the resulting pension expense will be based upon a valuation performed which the parties shall use reasonable best efforts to perform within 30 days of the Closing and shall in no event perform later than 75 days after the Closing and the discount rate used in the December 31, 1995 audited financials to determine pension reserves will be adjusted for the percentage change in the 10-year Treasury bond from December 31, 1995 to the Closing Date and (iv) a $75,000 reserve for environmental liabilities will be included in the determination of Consolidated Net Asset Value.

          "Indebtedness for Borrowed Money" shall mean, with respect to any
           -------------------------------
Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person (except (a) to the extent such obligations have been issued with respect to liabilities reflected on the balance sheet of such Person and (b) to the extent set forth on Schedule
                                                                       --------
1.3(a)); (iv) all capitalized lease liabilities of such Person; (v) all interest
- ------
rate protection agreements of such Person (valued on a market quotation basis);
(vi) all obligations of such Person secured by a contractual lien; (vii) all guarantees of such Person in connection with any of the foregoing (except to the extent such obligations have been issued with respect to liabilities reflected on the balance sheet of such Person); (viii) all financial penalties imposed, whether or not such penalties have been paid, on the Company as a consequence of a prepayment of outstanding indebtedness made by the Company on the Closing Date; and (ix) all income taxes payable pertaining to the Affiliated Entities.

          (b) At least five (5) business days prior to the Closing, the Company in good faith shall prepare an unaudited estimated consolidated balance sheet of the Company and its Subsidiaries dated as of the Closing Date, an estimate of the Consolidated Net Asset Value as of the close of business on the Balance Sheet Date (the "Estimated Closing Consolidated Net Asset Value"), an estimate
                 ----------------------------------------------
of Indebtedness For Borrowed Money as of the close of business on the Balance Sheet Date (the "Estimated Indebtedness"), and an estimate of the Affiliate
                 -----------------------
Payments as of the close of business on the Closing Date (the "Estimated
                                                               ---------
Affiliate Payments"), all based on the Company's and its Subsidiaries' books and
- ------------------
records and other information then available. If any item on (or which, under GAAP, should be reflected on) the December 31, 1995 audited financial statements or the Affiliated Entities books and records is not reflected in accordance with GAAP, Consolidated Net Asset Value will nonetheless be computed in accordance with GAAP; provided that in no event shall an entry be made on the financial statements of the Company reflecting as a liability any amount for which the Sellers or the Sellers' Representative, but not the Company, are liable, including, without limitation, under the terms of this Agreement. In computing Consolidated Net Asset Value all accounting entries will be taken into account regardless of their amount, all known errors and omissions will be corrected and all known proper adjustments will be made. The Consolidated Net Asset Value will be determined using the same procedures and practices as if the Balance Sheet Date was a fiscal year end. In addition, a physical inventory will be taken within five business days prior to the Closing.

          (c) If Estimated Closing Consolidated Net Asset Value is greater than or less than $35,964,000, the Purchase Price to be paid at Closing shall be increased or decreased by the amount of such excess or shortfall, as the case may be. In addition, the Purchase Price to be paid at Closing shall be decreased by the amount of the Estimated Indebtedness and the Estimated Affiliate Payments (such Purchase Price, as adjusted, the "Estimated Purchase
                                                           ------------------
Price"). The Estimated Purchase Price will be increased by an amount equal to
- -----
the product of 8% multiplied by the Estimated Purchase Price multiplied by the fraction, the numerator of which shall equal the number of days elapsed from the Balance Sheet Date through and excluding the Closing Date and the denominator of which shall equal 365 .

          (d) As promptly as practicable, but in no event later than ninety (90) days after the Closing Date, Buyer will deliver to the Sellers' Representative an audited balance sheet of the Company and Affiliated Entities dated as of the Balance Sheet Date (the "Closing Balance Sheet") and other audit procedures
                         ---------------------
relating to the period between the Balance Sheet Date and the Closing

Date which will reflect Buyer's determination, as of the close of business on the Balance Sheet Date, of the Consolidated Net Asset Value (the "Closing
                                                                   -------
Consolidated Net Asset Value") and the Indebtedness For Borrowed Money (the
- ----------------------------
"Closing Indebtedness") and, as of the close of business on the Closing Date, of
- ---------------------
the Affiliate Payments (the "Closing Affiliate Payments").
                             --------------------------

          (e) If the Sellers' Representative disagrees with Buyer's determination of Closing Consolidated Net Asset Value, the Closing Indebtedness or the Closing Affiliate Payments, Sellers' Representative shall notify Buyer in writing of such disagreement (such notice setting forth the basis for such disagreement in reasonable detail) within thirty (30) days of Buyer's delivery of the Closing Balance Sheet to the Sellers' Representative. Buyer and Sellers' Representative thereafter shall negotiate in good faith to resolve any such disagreements. If Buyer and Sellers' Representative are unable to resolve any disagreements within thirty (30) days after the Sellers' Representative delivers its notice of disagreement, Buyer and Sellers' Representative shall submit the dispute to a "Big Six" public accounting firm jointly selected by Buyer and Sellers' Representative (which shall be Arthur Andersen, Deloitte Touche or Coopers & Lybrand) for resolution. The "Big Six" public accounting firm selected in accordance with this Section 1.3(e) shall be referred to as the "Independent Auditor."
- --------------------

          (f) Buyer and Sellers' Representative shall use their best efforts to cause the Independent Auditor to resolve all disagreements over the Closing Consolidated Net Asset Value, the Closing Indebtedness or the Closing Affiliate Payments as soon as practicable, but in any event within sixty (60) days after submission of the disputes to the Independent Auditor. The resolution of such disagreements and the determination of the Closing Consolidated Net Asset Value, the Closing Indebtedness or the Closing Affiliate Payments by the Independent Auditor shall be final and binding on Buyer, Sellers' Representative and all Sellers.

          (g) The Independent Auditor will determine the allocation of its costs and expenses in determining the Closing Consolidated Net Asset Value or the Closing Indebtedness based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Sellers' Representative claims the Closing Consolidated Net Asset Value or the Closing Indebtedness is $1,000 greater than the amount determined by Buyer's accountants, and Buyer contests only $500 of the amount claimed by the Sellers' Representative, and if the Independent Auditor ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 / 500) to Buyer and 40% (i.e. 200 / 500) to the Sellers'
Representative (on behalf of the Sellers).

          (h) If the Closing Consolidated Net Asset Value (as finally determined pursuant to this Section 1.3) is less than the Estimated Closing Consolidated Net Asset Value, Sellers' Representative shall pay Buyer the amount of such shortfall, plus an amount of interest at a rate equal to the lesser of 8% or the maximum rate permitted by applicable usury laws from the Closing Date to the date of payment. If the Closing Consolidated Net Asset Value (as finally determined pursuant to this Section 1.3) is greater than the Estimated Closing Consolidated Net Asset Value, Buyer shall pay Sellers' Representative the amount of such excess, plus an amount of interest at a rate equal to the lesser of 8% or the maximum rate permitted by applicable usury laws from the Closing Date to the date of payment.

          (i) If the Closing Indebtedness (as finally determined pursuant to this Section 1.3) is greater than the Estimated Indebtedness, Sellers' Representative shall pay Buyer the amount of such excess, plus an amount of interest at a rate equal to the lesser of 8% or the maximum rate permitted by applicable usury laws from the Closing Date to the date of payment. If the Closing Indebtedness (as finally determined pursuant to this Section 1.3) is less than the Estimated Indebtedness, Buyer shall pay Sellers' Representative the amount of such shortfall, plus an amount of interest at a rate equal to the lesser of 8% or the maximum rate permitted by applicable usury laws from the Closing Date to the date of payment.

          (j) If the Closing Affiliate Payments (as finally determined pursuant to this Section 1.3) is greater than the Estimated Affiliate Payments, Sellers' Representative shall pay to Buyer the amount of such excess, plus an amount of interest at a rate equal to the lesser of 8% or the maximum rate permitted by applicable usury laws from the Closing Date to the date of payment. If the Closing Affiliate Payments (as finally determined pursuant to Section 1.3) is less than the Estimated Affiliate Payments, Buyer shall pay to the Sellers' Representative the amount of such shortfall, plus an amount of interest at a rate equal to the lesser of 8% or the maximum rate permitted by applicable usury laws from the Closing Date to the date of payment.

          (k) All payments required to be paid by Buyer or Sellers' Representative pursuant to Section 1.3(h), (i) or (j) may be netted against other payments to be received by such party pursuant to Section 1.3(h), (i) and
(j).  The net amount owed to Buyer or to Sellers' Representative, pursuant to
Section 1.3(h), (i) and (j) shall be paid by delivery of immediately available funds to an account or accounts designated by Buyer or Sellers' Representative, as the case may be. All such payments shall be made within three (3) business days after the Closing Consolidated Net Asset Value and the Closing Indebtedness are finally determined pursuant to this Section 1.3

          1.4    CLOSING.
                 -------

          (a) Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Section 1 (the "Closing") will occur at
                                                         -------
a site designated by Buyer in New York City, New York, at 10 a.m. local time on the date which is within five business days after the date on which the conditions to Closing set forth in Article II hereof have been satisfied or waived, or at such other time and on such other date as the parties hereto mutually agree (the "Closing Date").
                     ------------

          (b) Subject to the conditions contained in this Agreement, the parties agree to consummate the following deliveries on the Closing Date:

          (i) The Sellers' Representative will deliver to Buyer certificates representing the Company Stock and Preferred Stock owned by the Sellers, duly endorsed for transfer with all requisite state and federal transfer stamps affixed thereto and accompanied by duly executed stock powers;

          (ii) Buyer will deliver to the Sellers' Representative the Purchase Price by wire transfer of immediately available funds; and

          (iii) There shall be delivered to Buyer, Sellers' Representative and the Company, as the case may be, the opinions, certificates and other documents and instruments to be delivered under Article II hereof.

                                   ARTICLE II

                             CONDITIONS TO CLOSING
                             ---------------------

          2.1  CONDITIONS TO BUYER'S OBLIGATIONS AT THE CLOSING.  The obligation
               ------------------------------------------------
of Buyer to consummate the transactions contemplated by Section 1 of this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Articles IV and V hereof and all other representations and warranties of the Company and the Sellers set forth in this Agreement will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company or the Sellers' Representative to Buyer pursuant to Section 4.25 or Section 5.5 hereof) except that the date of this Agreement will be substituted for the Closing Date with respect to Section 4.8(a) as it relates to a material adverse change in customers or employee relations;

          (b) the Sellers and the Company will have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

          (c) the Company shall have obtained consents and approvals (i) from all governmental agencies that are required for the consummation of the transactions contemplated hereby or the other agreements contemplated hereby, including, without limitation, approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") and, (ii) from those
                                                 ---
third parties required in order to prevent a breach of, default under or a termination, change in terms or conditions or modification of, any instrument, contract, lease, license or other agreement listed on Schedule 2.1(c) hereto;
                                                      ---------------

          (d) no suit, action or other proceeding, injunction, final judgment, order or decree relating thereto, will be pending or threatened before any court or any governmental or regulatory body or authority which is reasonably likely to restrain or prohibit the transactions contemplated hereby or to result in material damages in connection with the transactions contemplated hereby or which would have a materially adverse effect on such transactions or the business, financial condition, operating results, assets, operations or business prospects of the Company; no investigation that would result in any such suit, action or proceeding shall be pending nor threatened and no such judgment, order or decree will have been entered and not subsequently dismissed with prejudice;

          (e) Buyer's existing lender, Bankers Trust Company, shall have consented to the transactions contemplated hereby;

          (f) Buyer will have received an opinion (addressed to Buyer and Bankers Trust Company, Buyer's lender), dated the Closing Date, of Lippes, Silverstein, Mathias & Wexler, LLP, counsel for the Company and the Sellers, with respect to the matters set forth in Exhibit A attached hereto, in form and
                                         ---------
substance reasonably satisfactory to Buyer and its counsel;

          (g) The Company shall have obtained and delivered to Buyer, at the Buyer's cost and expense, a commitment for an ALTA Owner's or Leasehold Policy of Title Insurance, as the case may be (the "Title Commitments"), for each
                                             -----------------
parcel of real property identified on Schedule 4.9 as a material real property
                                      ------------
(the "Material Real Property"), issued by a title insurer satisfactory to Buyer
      ----------------------
(the "Title Insurer"), in such amount as Buyer reasonably determines to be the
      -------------
fair market value (including all improvements thereon), insuring the Company's (or its Affiliated Entities') interest in such parcel as of Closing, subject only to Permitted Liens. The Company will provide Buyer with title insurance policies ("Title Policies") on or before the Closing, from the Title Insurer
           --------------
based upon the Title Commitments, at Sellers' cost and expense. Each such Title Policy will be dated as of the date of closing and (a) insure title to the applicable parcels of real estate and all recorded easements benefitting such parcels, subject only to Permitted Liens, (b) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (c) contain an ALTA Zoning Endorsement 3.1, with parking (or equivalent), (d) contain an endorsement insuring that the parcel described in such Title Policy is the parcel shown on the survey delivered with respect to such parcel, (e) contain an endorsement insuring that each street adjacent to such parcel is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from such parcel, (f) if the real estate covered by such policy consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (g) contain a non-imputation endorsement, (h) contain a tax number endorsement and (i) contain such other endorsements as Buyer and Buyer's lender, if any, may reasonably request.

          (h) The Company shall have procured and delivered to Buyer, at the Buyer's cost and expense, current surveys of each parcel of the Material Real Property (the "Surveys"), prepared by a licensed surveyor satisfactory to Buyer,
               -------
and conforming to applicable requirements and certified to Buyer, Buyer's lender and the Title Insurer, within 30 days of the Closing Date, in a form satisfactory to such parties. The Survey shall disclose the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and such matters shown customarily on such surveys, show access affirmatively to public streets and roads. No Survey shall disclose any survey defect or encroachment from or onto any of the real property which has not been cured or insured over prior to the Closing;

          (i) The Company shall have obtained and delivered to Buyer a non-disturbance agreement in form and substance satisfactory to Buyer and Buyer's lender from each lender encumbering the leased real property in Aurora, Colorado.

          (j) The Company shall have obtained an estoppel letter (the "Estoppel
                                                                       --------
Letter") with respect to each parcel of leased real property from the landlords,
- ------
lessors, sublessors or licensors for such property in form and content reasonably satisfactory to Buyer (and Buyer's lender, if any), stating that: a copy of the lease, attached to the estoppel letter is a true, correct and complete copy of the lease, sublease, license or tenancy agreement and represents the entire agreement between the landlord and the Company; to the landlord's knowledge the Company is not in breach or default under the lease, and no event has occurred which would with notice or passage of time, or both, constitute a breach or default or permit termination, modification, or acceleration under any such lease, tenancy agreement, license or sublease and the landlord has not repudiated any provision of the lease, tenancy agreements, license or sublease; all rent and other payments owed by the tenant to the landlord have been paid to date, to the landlord's knowledge there are no disputes, oral agreements or forbearance agreements in effect as to the lease, that the landlord consents to the assignment of the lease, and containing such other statements or agreements as Buyer or Buyer's lender may reasonably request.

          (k) The Company shall have obtained a termination of Lease with respect to the leased real property in Jacksonville, Florida, which shall include a full release from liability in favor of the Company, as tenant under the lease, in form and substance reasonably satisfactory to Buyer.

          (l) The Sellers' Representative shall have entered into a services agreement with Buyer, substantially in the form of Exhibit B (the "Services
                                                                   --------
Agreement"), pursuant to which the Sellers' Representative shall receive
- ---------
$5,000,000 at Closing.

          (m) on or prior to the Closing Date, the Sellers' Representative will have delivered to Buyer all of the following:

          (i) a certificate from the Sellers' Representative in the form set forth in Exhibit C-1 attached hereto, dated the Closing Date, stating that the
         -----------
preconditions specified in Sections 2.1(a)-(d) and 2.1(i), inclusive, have been satisfied;

          (ii)  a certificate from the Company in the form set forth in Exhibit
                                                                        -------
C-2   attached hereto, dated the Closing Date, stating that the preconditions
- ---
specified in Sections 2.1(a)-(d) and 2-1(i), inclusive, have been satisfied;

          (iii)  copies of all lien releases, third party and governmental
consents,   approvals, licenses, permits and filings required by Buyer to be obtained in connection with the consummation of the transactions contemplated herein, including, without limitation, a copy of the HSR termination letter;

          (iv) certified copies of the resolutions of the Company's board of directors and stockholders approving the transactions contemplated by this Agreement; and

          (v) such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby.

          (n) the restrictions on the Company imposed by the Niagara-Murray Envelope Company, Inc. joint venture arrangement will have been amended in form satisfactory to Buyer in its sole discretion or terminated.

          (o) all proceedings to be taken by the Company, the Sellers and the Sellers' Representative in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Company, the Sellers and the Sellers' Representative to effect the transactions contemplated hereby reasonably requested by Buyer will be satisfactory in form and substance to Buyer and its counsel.

          Any condition specified in this Section 2.1 may be waived by Buyer; provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

          2.2  CONDITIONS TO THE SELLERS' OBLIGATIONS AT THE CLOSING.  The
               -----------------------------------------------------
obligation of the Sellers to consummate the transactions contemplated by Section 1 is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Article VI hereof will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

          (b) Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c) the Company shall have obtained consents and approvals from all governmental agencies that are required for the consummation of the transactions contemplated hereby or the other agreements contemplated hereby, including, without limitation, approval pursuant to the HSR;

          (d) the Sellers' Representative will have received an opinion, dated the Closing Date, of Kirkland & Ellis, counsel to Buyer, with respect to the matters set forth in Exhibit D attached hereto, in form and substance reasonably
                     ---------
satisfactory to the Sellers' Representative and its counsel;

          (e) no suit, action or other proceeding, injunction, final judgment, order or decree relating thereto, will be pending or threatened before any court or any governmental or regulatory body or authority which is reasonably likely to restrain or prohibit the transactions contemplated hereby or to result in material damages in connection with the transactions contemplated hereby or which would have a materially adverse effect on such transactions or the business, financial condition, operating results, assets, operations or business prospects of the Buyer; no investigation that would result in any such suit, action or proceeding shall be pending nor threatened and no such judgment, order or decree will have been entered and not subsequently dismissed with prejudice;

          (f) Buyer shall have entered into the Services Agreement with the Sellers' Representative, and the Sellers' Representative shall have received payment of amounts due to him thereunder.

          (g) On or prior to the Closing Date, Buyer will have delivered to the Sellers' Representative all of the following:

          (i) a certificate from Buyer in the form set forth in Exhibit E
                                                                ---------
attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.2(a) and (b) above have been satisfied; and

          (ii) certified copies of the resolutions of Buyer's board of directors approving the transactions contemplated by this Agreement; and

          (h) all corporate proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Buyer to the Sellers' Representative to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers' Representative and his counsel.

          Any condition specified in this Section 2.2 may be waived by the Sellers; provided that no such waiver will be effective unless it is set forth in a writing executed by the Sellers' Representative.

                                  ARTICLE III

                           COVENANTS PRIOR TO CLOSING

          3.1  AFFIRMATIVE COVENANTS OF THE COMPANY AND THE SELLERS. On or prior
               ----------------------------------------------------
to the Closing, except as otherwise expressly provided herein, the Sellers will cause the Company to, and Company will (and, in the case of clauses (h) and (i) hereof, in addition to the Company, each Seller will):

          (a) conduct its business (including, without limitation, its cash management practices, the collection of receivables, purchases of inventory and customary inventory level practices, payment of payables and incurrence of capital expenditures) only in the usual and ordinary course of business in accordance with past custom and practice and keep its organization and properties intact (including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors and licensors);

          (b) use its best efforts to preserve present business relationships with all material customers, suppliers and distributors of the Company, to the extent such relationships are beneficial to the Company and its business;

          (c) maintain its physical facilities and equipment in good operating condition and repair (ordinary wear and tear excepted), maintain insurance reasonably comparable to that in effect on the date hereof, maintain inventory, supplies and spare parts at customary operating levels consistent with past practices, replace in accordance with past practice any inoperable, worn out or obsolete assets with assets of comparable quality and, in the event of a casualty, loss or damage to any of the assets prior to the Closing Date for which the Company is insured, either repair or replace such assets or, if Buyer agrees, transfer the proceeds of such insurance to Buyer;

          (d) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements (as defined in Section 4.6);

          (e) maintain in full force and effect the existence of all Proprietary Rights (as defined in Section 4.13);

          (f) encourage the Company's employees to continue their employment with the Company both before and after the Closing;

          (g) comply with all legal requirements and contractual obligations applicable to the operations and business of the Company and pay all applicable taxes;

          (h) promptly inform Buyer in writing of any variances from the representations and warranties contained in Article IV or Article V hereof or any breach of any covenant hereunder by the Company or any Seller;

          (i) cooperate with Buyer and use best efforts to cause the conditions to Buyer's obligation to close specified in Section 2.1 above to be satisfied and execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement;

          (j) permit Buyer and its employees, agents, lenders or potential lenders, investors and accounting and legal representatives to have reasonable access, upon reasonable notice, to its books, records, key personnel, independent accountants, legal counsel, facilities, equipment and other things reasonably related to the Company or its business;

          (k) cause the Company's unaudited March 31, 1996 and 1995 financial statements and December 31, 1995, 1994 and 1993 audited financial statements in Regulation S-X format to be delivered to Buyer on or prior to the date hereof; and

          (l) prior to Closing, the Company and the Sellers' Representative shall have caused the following to occur:

          (i) all of the capital stock of the Affiliated Entities to be transferred to the Company (provided that the Naples, Florida and Derby, New York properties will be transferred out of the Affiliated Entities prior to the transfer of the capital stock to the Company);

          (ii) the lease of real property for the Company's former manufacturing facility located in Jacksonville, Florida shall have been terminated without any further obligation of Company;

          (iii) the note receivable on the Company's books from the Sellers' Representative in the original principal amount of $1,000,000 shall have been paid in full or forgiven;

          (iv) the Company's rights under the life insurance policy on the Sellers' Representative's mother shall have been terminated;

          (v) the Company's obligation to make annuity payments to the Sellers' Representative's mother shall have been terminated;

          (vi) the employment agreement between the Company and the Sellers' Representative shall have been terminated without any further obligation of the Company;

          (vii)  the equipment described on Schedule 3.1(l) shall have been
                                            ---------------
transferred   to the Company and the leases relating thereto shall have been terminated; and

          (viii) the Company's insurance coverage relating to any of the properties described in the proviso to Section 3.1(l)(i) and the Jacksonville, Florida facility shall have been terminated;


          (m) use its best efforts to support Buyer's efforts to retain the Company's customers including, without limitation, requiring its directors, officers and key employees to attend meetings and participate in discussions with Buyer and the Company's customers to retain such customers.

          3.2  NEGATIVE COVENANTS OF THE COMPANY AND THE SELLERS.  Prior to the
               -------------------------------------------------
Closing, without Buyer's prior written consent, the Sellers will not permit the Company to, and the Company will not:

          (a) take any action that would require disclosure under Section 4.8 below;

          (b) redeem or otherwise acquire, any shares of its capital stock, or make any loan or enter into any transaction with or distribute any assets or property to any of its officers, directors, stockholders or Affiliates;

          (c) sell, lease, license or otherwise dispose of any interest in any of the Company's assets, other than sales of inventory in the ordinary course of business consistent with past practice, or permit, allow or suffer any of the assets to be subjected to any Lien, other than Permitted Liens;

          (d) terminate or modify any material contract or any government license, permit or other authorization;

          (e) enter into any new, or amend any existing, material contracts, agreements or commitments;

          (f) institute any material change in the conduct of its business, or any change in its methods of purchase, sale, lease, management, marketing, operation or accounting; and

          (g) take or omit to take any action which could be reasonably anticipated to cause a material adverse change prior to Closing in the Company's assets or financial condition.

          3.3  EXCLUSIVITY.  Neither the Company nor any Seller nor any
               -----------
representative of the foregoing Seller shall, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, any proposal or offer from any Person (including any of such Person's officers, directors, employees, agents or other representatives) relating to any sale, liquidation, dissolution, recapitalization, restructuring or refinancing of the Company or any acquisition of the issued or unissued capital stock or other securities of the Company or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation or share exchange) (each of the foregoing an "Acquisition Proposal"). Except for
                                           --------------------
the Company's contractual relationship with Bowles, Hollowell, Conner & Co., the Company and the Sellers represent and warrant that they have terminated all contacts, discussions and negotiations with all third parties regarding any Acquisition Proposal. The Company and the Sellers will promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto (whether or not in writing), is made, and will apprise Buyer as to all of the terms and details of such Acquisition Proposal or inquiry or contact.

           3.4  COVENANTS OF BUYER.  Prior to the Closing, Buyer will:
                ------------------

          (a) inform the Sellers' Representative in writing of any material variances from the representations and warranties contained in Article VI hereof or any breach of any covenant hereunder by Buyer; and

          (b) cooperate with the Sellers' Representative and use best efforts to cause the conditions to the Sellers' obligation to close specified in Section
2.2 to be satisfied.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          WITH RESPECT TO THE COMPANY
                          ---------------------------

          As a material inducement to Buyer to enter into this Agreement, the Company and the Sellers jointly and severally hereby represent and warrant that:

          4.1  ORGANIZATION AND CORPORATE POWER.  The Company is a corporation
               --------------------------------
duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business and is in good standing in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, which jurisdictions are set forth on

Schedule 4.1 hereto, except where the failure to be so qualified would have a
- ------------
material adverse effect on the Company's business, financial condition or results of operation. The Company has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as presently conducted and as proposed to be conducted. The copies of the Company's articles of incorporation and by-laws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.

          4.2  AUTHORIZATION OF TRANSACTIONS.  The Company has all requisite
               -----------------------------
corporate power and authority to deliver this Agreement and to consummate the transactions contemplated hereby. The board of directors of the Company has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement. This Agreement and the other documents contemplated hereby to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          4.3  SUBSIDIARIES; INVESTMENTS.  Schedule 4.3 attached hereto
               -------------------------   ------------
correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its business as now being conducted and is qualified to do business in every jurisdiction in which its ownership of property requires it to qualify, except where the failure to be so qualified would have a material adverse effect on the Company's business, financial condition or results of operation. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares are owned by the Company or another Subsidiary free and clear of any Lien and not subject to any option or right to purchase any such shares. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of any Subsidiary. No Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Except as set forth on Schedule 4.3, neither the Company nor any
                                       ------------
Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

          4.4  ABSENCE OF CONFLICTS.  Except as set forth on Schedule 4.4
               --------------------                          ------------
hereto, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party or governmental authority the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien, security interest, charge or encumbrance upon the Company's assets under, or (f) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental body under, the provisions of the articles of incorporation or by-laws of the Company or any indenture, mortgage, material lease, loan agreement or other material agreement or instrument to which the Company is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which the Company is subject.

          4.5  CAPITALIZATION.  Schedule 4.5 attached hereto accurately sets
               --------------   ------------
forth the authorized and outstanding capital stock of the Company and the name and number of shares of capital stock held by each stockholder of the Company. All of the issued and outstanding shares of the Company Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record by the Sellers, as fully described on Schedule 4.5. Except for this
                                                ------------
Agreement, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or any Seller is a party or which are binding upon the Company or any Seller providing for the issuance, disposition or acquisition of any of the Company's capital stock or for the sharing of proceeds received in connection with the sale or disposition of any of the Company's capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

          4.6  FINANCIAL STATEMENTS.  The Company has furnished Buyer with
               --------------------
copies (attached hereto as Schedule 4.6) of its audited balance sheets as of
                           ------------
December 31, 1995 (the "Latest Balance Sheet") and December 31, 1994 and the
                        --------------------
related statements of income and cash flow for the years ended December 31, 1995 and 1994 (including in all cases the notes thereto, if any). Each of the foregoing financial statements (collectively, the "Financial Statements") is
                                                   --------------------
consistent with the books and records of the Company and presents fairly the Company's financial position, results of operations and cash flows as of and for the periods referred to therein, prepared in accordance with GAAP consistently applied.

          4.7  ABSENCE OF UNDISCLOSED LIABILITIES.  The Company has no
               ----------------------------------
obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when or by whom asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) obligations under contracts or commitments described on Schedule 4.12 hereto or any other
                                             -------------
Schedule hereto or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed thereon (but, in either case, not liabilities for breaches thereof), (ii) liabilities reflected on the liability side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement, or a claim, lawsuit or environmental liability), and (iv) liabilities otherwise expressly set forth on Schedule 4.7
                                                                  ------------
hereto.

          4.8  ABSENCE OF CERTAIN DEVELOPMENTS.  Except as set forth on Schedule
               -------------------------------                          --------
4.8 hereto and except as expressly contemplated by this Agreement, since
- ---
December 31, 1995, the Company has not:

          (a) suffered a material adverse change in the business, financial condition, operating results, earnings, assets, customer, supplier or employee relations or business condition of the Company;

          (b) redeemed or purchased, directly or indirectly, any shares of its capital stock;

          (c) borrowed any amount or issued or exchanged any notes or other evidences of any Indebtedness for Borrowed Money or incurred or become subject to any obligations or liabilities (whether absolute or contingent), except current liabilities incurred in the ordinary course of business consistent with past practice and liabilities under contracts entered into in the ordinary course of business consistent with past practice;

          (d) discharged or satisfied any Lien or encumbrance or paid any obligation or liability, other than liabilities paid in the ordinary course of business, or prepaid any amount of Indebtedness for Borrowed Money;

          (e) mortgaged, pledged or subjected to any Lien, charge or any other encumbrance, any portion of its properties or assets, except Liens for current taxes and assessments not yet due and payable;

          (f) sold, leased, assigned or transferred (including, without limitation, transfers to stockholders or any employees or Affiliates of any Seller) any tangible assets or Proprietary Rights or other intangible assets, except in the ordinary course of business consistent with past practice, or canceled without fair consideration any debts or claims owing to or held by it, or disclosed any proprietary confidential information to any Person;

          (g) suffered any theft, damage, destruction, casualty loss or other extraordinary loss to its tangible assets exceeding $50,000, whether or not covered by insurance;

          (h) entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in Section 4.21 below), or entered into any other material transaction, other than in the ordinary course of business;

          (i) entered into or renegotiated any employment contract or collective bargaining agreement, written or oral, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (j) changed the employment terms for any employee or agent or made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant, except in the ordinary course of business, in accordance with past customs and practice;

          (k) conducted its business (including, without limitation, control of inventory, pricing, incurrence of capital expenditures, credit practices and maintenance and repair of assets) other than in the ordinary course of business in accordance with past custom and practice;

          (l) made any capital expenditures (or commitments therefor) in excess of $100,000, either individually or in the aggregate;

          (m) made any loans or advances to, or guarantees for the benefit of, any Persons in excess of $25,000; or

          (n) entered into any lease of capital equipment or real estate involving rental in excess of $100,000 per annum.

           4.9      ASSETS.
                    ------

          (a) Owned Real Properties.  Schedule 4.9 sets forth a list of all U.S.
              ---------------------   ------------
real property and foreign real property owned by the Company (or its Affiliated Entities) and used by the Company in the operation of its business (collectively, the "Owned Real Property"). With respect to each such parcel of
                    -------------------
Owned Real Property: (i) the Company has good and marketable title to such parcel; (ii) such parcel is free and clear of all encumbrances, except Permitted Liens; (iii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; and (iv) there are no outstanding actions or rights of first refusal to purchase such parcel (other than the right of the Buyer pursuant to this Agreement), or any portion thereof or interest therein.

          (b) Leased Properties.  Schedule 4.9 sets forth a list of all of the
              -----------------   ------------
leases and subleases ("Leases") and each leased and subleased parcel of real
                       ------
property in which the Company has a leasehold and subleasehold interest (the

"Leased Real Property").  Each of the Leases are in full force and effect and
- ---------------------
the Company has a valid and existing leasehold or subleasehold interest under each of the Leases. The Company has delivered to Buyer complete and accurate copies of each of the Leases described in the Schedule 4.9. With respect to
                                              ------------
each Lease listed on the Schedule 4.9:  (i) the Lease is legal, valid, binding,
                         ------------
enforceable and in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor, to the knowledge of the Company and the Sellers' Representative, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iv) no party to the Lease has repudiated in writing any provision thereof; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; and (viii) the Lease is fully assignable to Buyer without the necessity of any consent or the Company shall obtain all necessary consents prior to the Closing.

          (c) Real Property Disclosure.  Except as disclosed on  Schedule 4.9,
              ------------------------                           ------------
there is no Real Property leased or owned by the Company (or its Affiliated Entities) used in the Company's business. The Owned Real Property and Leased Real Property is referred to collectively herein as the "Real Property".
                                                         -------------

          (d) No Proceedings.  There are no proceedings in eminent domain or
              --------------
other similar proceedings pending or, to the knowledge of the Sellers' Representative and the Company (or its Affiliated Entities), threatened, affecting any portion of the Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or, to the knowledge of the Company (or its Affiliated Entities) and the Sellers threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Real Property.

          (e) Current Use.  To the knowledge of the Sellers' Representative and
              -----------
the Company (or its Affiliated Entities), the current use of the Owned Real Property does not violate any instrument of record or agreement affecting such Owned Real Property. To the knowledge of the Sellers' Representative and the Company, there is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Owned Real Property that affects such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Owned Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a significant adverse effect on the operation of the Company's business.

          (f) Personal Property.  Except as set forth on Schedule 4.9, the
              -----------------                          ------------
Company has good and marketable title to, or a valid leasehold interest in, the personal properties and assets, tangible or intangible, used by it, or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens for current property taxes not yet due and payable.

          (g) Ownership.  The Company owns, or has a valid leasehold interest
              ---------
in, all of the assets used in the conduct of business as presently conducted.

          (h) Condition of Assets.  To the knowledge of the Sellers'
              -------------------
Representative and the Company (or its Affiliated Entities) buildings and all material components of all buildings, structures and other improvements included within the Real Property and all of the Company's machinery, equipment and other tangible assets and personal property used by the Company in the conduct of its business are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business.

           4.10    ENVIRONMENTAL AND SAFETY MATTERS.
                   --------------------------------

          (a) Except as set forth in Schedule 4.10, the Company and its
                                     -------------
Subsidiaries have complied and are in compliance with all Environmental and Safety Requirements.

          (b) Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Schedule 4.10 attached hereto.
                               -------------

          (c) The Company and its Subsidiaries have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities and arising under Environmental and Safety Requirements.

          (d) Except as set forth on Schedule 4.10, none of the following exists
                                     -------------
at any property or facility owned, leased or used by the Company or its
Subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or other disposal areas.

          (e) The Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in violation of applicable law or in a manner that has given or could give rise to liabilities of the Company or its Subsidiaries, including any liability for corrective action costs, personal injury, property damage, response costs, natural resources damages or attorney fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or the Resource Conservation and
                                    ------
Recovery Act, as amended ("RCRA"), or any other Environmental and Safety
                           ----
Requirements.

          (f) Except as set forth in Schedule 4.10, no facts, events or
                                     -------------
conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

          (g) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to, or consent of, government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

          (h) Neither the Company nor its Subsidiaries have, either expressly or by operation of law, assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

          (i) "Environmental and Safety Requirements" means all applicable
               -------------------------------------
federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

           4.11    TAXES.
                   -----

          (a) The Company, each of its Subsidiaries and each Affiliated Group have filed all Tax Returns (or have filed valid extensions with respect to such Tax Returns) which they are required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; the Company, each of its Subsidiaries and each Affiliated Group in all material respects have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, equityholder, creditor or other third party; neither the Company, any of its Subsidiaries nor any Affiliated Group has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; the Company and its Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business; the assessment of any additional Taxes for periods for which Tax Returns have been filed by the

Company, each of its Subsidiaries and each Affiliated Group shall not exceed the recorded liability therefor on the most recent audited consolidated balance sheet of the Company (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); except as set forth in

Schedule 4.11 hereto no foreign, federal, state or local tax audits or
- -------------
administrative or judicial proceedings are pending or being conducted with respect to the Company, any Subsidiary or any Affiliated Group, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority; and there are no material unresolved questions or claims concerning the Company's any of its Subsidiaries' or any Affiliated Group's Tax liability.

          (b) Neither the Company nor any of its Subsidiaries has made an election under Code Section 341(f). Neither the Company nor any of its Subsidiaries is liable for the Taxes of another Person that is not a Subsidiary of the Company under (a) Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (b) as a transferee or successor,
(c) by contract or indemnity or (d) otherwise. Neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement. The Company, each of its Subsidiaries and each Affiliated Group have disclosed on their federal income Tax Returns any position taken for which substantial authority (within the meaning of Code Section 6662(d)(2)(B)(i)) did not exist at the time the return was filed. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Code Section 280G.

          (c) No claim has ever been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file tax returns that the Company or such Subsidiary is or may be subject to taxes assessed by such jurisdiction.

          (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

          (e) Except as set forth in Schedule 4.11 hereto, neither the Company
                                     -------------
nor any Subsidiary will be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (ii) as a result of any "closing agreement," as described in Code
Section 7121 (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

          (f) The Company has not been a member of an Affiliated Group other than the one of which Company was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company.

          (g) Buyer will not be required to deduct and withhold any amount pursuant to Code Section 1445(a) upon the transfer of the Shares to the Buyer.

          (h) Except as set forth on Schedule 4.11 hereto, neither the Company
                                     -------------
nor any Subsidiary owns any interest in real property in the State of New York or in any other jurisdiction in which a tax (other than a net income or franchise tax) is imposed on the gain on a transfer of an interest in real property.

          (i) Wented Company has made a valid election under Code Section 1362 and under any corresponding provision of applicable state, local or foreign law to be an S corporation and such election will be in effect immediately prior to the Closing Date. Except as set forth on Schedule 4.11 hereto, none of the Affiliated Entities has or will have any liability for tax under Code Section 1374 or under any corresponding provision of applicable state, local or foreign law.

           4.12   CONTRACTS AND COMMITMENTS.
                  -------------------------

          (a) Except as specifically contemplated by this Agreement and except as set forth on Schedule 4.12 hereto, the Company is not a party to or bound by,
                -------------
whether written or oral, any: (i) collective bargaining agreement or contract with any labor union, whether formal or informal; (ii) contract for the employment of any officer, individual employee or group of employees or other person on a full-time, part-time or consulting basis or any severance agreements; (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the Company's assets; (iv) agreements with respects to the lending or investing of funds; (v) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (vi) license, sublicense or royalty agreements; (vii) lease or agreement under which the Company is lessee of, or holds or operates, any personal property owned by any other party for which annual rental exceeds $100,000; (viii) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it for which annual rental exceeds $100,000; (ix) contract or group of related contracts with the same party for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than 6 months or involves a sum in excess of $100,000 or which may not be terminable with less than six months' notice; (x) contract relating to the distribution, marketing or sales of its products or services (including contracts to provide advertising allowances or promotional services) involving more than $100,000; (xi) franchise agreements;
(xii) contract which prohibits it from freely engaging in business anywhere in the world; (xiii) agreements, contracts or understandings pursuant to which the Company subcontracts work to third parties; or (xiv) any other agreement material to the Company, whether or not entered into in the ordinary course of business.

          (b) Except for this Agreement and the transactions contemplated hereby, the Company is not a party to or bound by any agreement, whether written or oral, pertaining to any sale, liquidation, dissolution, recapitalization, restructuring or refinancing of the Company or any acquisition of the issued or unissued capital stock or other securities of the Company or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation or share exchange).

          (c) Except as specifically contemplated by this Agreement, or disclosed on Schedule 4.12, (i) no contract or commitment required to be
             -------------
disclosed on Schedule 4.12 has been,
             -------------
to the knowledge of the Sellers' Representative and the Company, breached or canceled by the other party since December 31, 1995 (ii) since December 31, 1995, no material customer or supplier has advised the Company in writing that it will stop or decrease the rate of business done with the Company, and (iii) to the knowledge of the Company and the Sellers' Representative, the Company has performed all of the obligations required to be performed by the Company in connection with the contracts or commitments required to be disclosed on

Schedule 4.12, and is not in receipt of any written claim of default under any
- -------------
contract or commitment required to be disclosed on the Schedule 4.12.
                                                       -------------

          (d) The Company has provided Buyer with a true and correct copy of all written contracts which are referred to on Schedule 4.12, together with all
                                           -------------
amendments, waivers or other changes thereto.  Schedule 4.12 contains a summary
                                               -------------
description of all material terms of all oral contracts referred to therein.

           4.13    PROPRIETARY RIGHTS.
                   ------------------

          (a) Schedule 4.13 hereto contains a complete and accurate list of all
              -------------
patented and registered Proprietary Rights owned by the Company and all pending patent applications and applications for the registration of other Proprietary Rights owned by the Company. Schedule 4.13 also contains a complete and
                              -------------
accurate list of all trade names and unregistered trademarks and service marks owned by the Company; all computer software owned and/or used by the Company, other than commercially available software with a license fee of less than $1,000; and all licenses granted by the Company to any third party with respect to Proprietary Rights and all such licenses granted by any third party to the Company. The Company has delivered to Buyer correct and complete copies of all documents embodying such licenses. Except as set forth on Schedule 4.13, (A) to
                                                           -------------
the knowledge of the Company and the Sellers' Representative, the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable written license to use, all of the Proprietary Rights necessary for the operation of its business as presently conducted ; (B) the Company is not in breach of any license or other grant of rights with respect to Proprietary Rights; (C) the Company has received no written notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights owned or used by the Company; (D) the Company has not received any information as to any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Rights of the Company, nor has the Company received any claims alleging infringement or misappropriation, or other conflict with, any Proprietary Rights of any third party; (E) to the knowledge of the Company and the Sellers' Representative, the Company has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third party, nor will continued conduct of the Company's business as currently conducted or as proposed to be conducted infringe, misappropriate or otherwise conflict with the Proprietary Rights of any third party; and (F) all Proprietary Rights owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.

          (b) The Proprietary Rights comprise all of the proprietary or intellectual property rights used in the operation of the Company and its business as currently conducted and as proposed to be conducted. The Company has taken all reasonable actions to maintain and protect the

Proprietary Rights which it owns and uses and will continue to maintain and protect the Proprietary Rights prior to the Closing so as to not adversely affect the validity or enforceability of the Proprietary Rights. To the knowledge of the Company and the Sellers' Representative, the owners of any Proprietary Rights licensed to the Company have taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses. The Proprietary Rights owned or used by the Company immediately prior to the Closing hereunder will be available for use on identical terms and conditions immediately subsequent to the Closing hereunder.

          (c) "Proprietary Rights" shall mean all patents, all trademarks,
               ------------------
service marks, trade dress, trade names and corporate names and all of the goodwill of the business associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all inventions; all proprietary trade secrets, confidential information, formulae, compositions, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, technical and computer data, documentation and software, and all other proprietary rights.

          4.14  LITIGATION; PROCEEDINGS.  Except as set forth on Schedule 4.14
                -----------------------                          -------------
hereto, there are no actions, suits, proceedings, orders, claims or investigations pending or, to the knowledge of the Company and Sellers' Representative, threatened against or affecting the Company, or to which the Company may be bound or affected, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          4.15  BROKERAGE. Except as set forth on Schedule 4.15 hereto,  there
                ---------                         -------------
are no claims for brokerage commissions, finders' fees, investment bankers' fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement made by or on behalf of the Company.

          4.16  GOVERNMENTAL LICENSES AND PERMITS.  Schedule 4.16 hereto
                ---------------------------------   -------------
contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or authorities or other similar rights owned, possessed or used by the Company in the conduct of its business and the ownership and use of its Real Property (collectively, the "Licenses"). Except
                                                           --------
as indicated on Schedule 4.16, the Company owns or possesses all right, title
                -------------
and interest in and to all of the Licenses, and the Licenses constitute all permits, licenses, franchises, certificates, approvals and other authorizations
used in the conduct of the Company's business.   Seller is in compliance in all
material respects with the terms and conditions of such Licenses and has received no written notices that it is in violation of any of the terms or conditions of such Licenses. No loss or expiration of any License is pending or, to the knowledge of the Company and the Sellers' Representative, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof.

           4.17    EMPLOYEES.
                   ---------

          (a) No key Employee and no group of Employees of the Company has delivered any written notice to the Company of any plans to terminate his, her or their employment with the

Company. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth in Schedule 4.17 hereto, within
                                                  -------------
the past five years, the Company has not experienced any strikes, grievances, unfair labor practices claims or other employee disputes and there are no material labor relations disputes with Employees of the Company nor are such disputes, to the knowledge of the Company and the Sellers' Representative, threatened.

          (b) "Employees" shall mean all current employees of the Company other
               ---------
than temporary employees.  Schedule 4.17 hereto sets forth a complete and
                           -------------
accurate list of all Employees as of the Closing Date, their permanent classifications, if applicable, their hourly rates of compensation or base salaries, as applicable, and their dates of employment. In addition, to the extent any Employees are on leaves of absence, Schedule 4.17 shall indicate the
                                               -------------
nature of each such leave of absence and each such Employee's anticipated date of return to active employment. Schedule 4.17 hereto sets forth a complete and
                                -------------
accurate list of all temporary employees, their dates of employment and hours worked during 1995.

           4.18   EMPLOYEE BENEFIT PLANS.
                  ----------------------

          (a) Schedule 4.18(a) hereto contains an accurate and complete list of
              ----------------
(i) each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) at any
                                                              -----
time contributed to, maintained or sponsored by the Company, or with respect to which the Company has any liability or potential liability; and (ii) each other retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other written welfare benefit policy, trust, understanding or arrangement contributed to, maintained or sponsored by any of the Sellers for the benefit of any present or former employee, officer or director of the Company, or with respect to which the Company has any liability or potential liability. Each item listed on Schedule 4.18(a) is referred to
                                             ----------------
herein as a "Benefit Plan."
             ------------

          (b) Except as set forth on Schedule 4.18(a) hereto, Schedule 4.18(b)
                                     ----------------         ----------------
hereto contains an accurate and complete list of each collective bargaining agreement and each other written agreement, arrangement, commitment, understanding, plan, or policy pursuant to the terms of which the Company is now or may in the future be obligated to make any payment or provide any benefits to, with or for the benefit of any current or former employee, officer, director or consultant of the Company (including, without limitation, each employment, compensation, termination or consulting agreement or arrangement). Each item listed on Schedule 4.18(b) is referred to herein as a "Compensation Commitment."
          ----------------                             -----------------------

          (c) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and each trust which forms a part of any such Benefit Plan (i) has received a determination from the Internal Revenue Service that such Benefit Plan is qualified under Section 401(a) of the Code and that such related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that could materially adversely affect the qualification of such Benefit Plan or the exemption from taxation of such related trust; and (ii) is in compliance with the requirements of Sections 401(a)(4) and 410(b) of the Code for each plan year of such Benefit Plan commencing on or before the Closing Date.

          (d) Except as set forth on Schedule 4.18(d) hereto,  the Company does
                                     ----------------
not currently contribute to, maintain, sponsor or have any liability with respect to any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code, and none of the Sellers has contributed to, maintained or sponsored or has any liability with respect to any such employee pension benefit plan for any time during the six-year period immediately preceding the Closing Date.

          (e) Except as set forth on Schedule 4.18(e) hereto, none of the
                                     ----------------
Benefit Plans or Compensation Commitments obligates the Company to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

          (f) Except as set forth on Schedule 4.18(f) hereto, (i) each Benefit
                                     ----------------
Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance, in all material respects, with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code; (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan, and neither the Company nor any Seller is aware of any facts or circumstances that would materially change the funded status of any such Benefit Plan; (iii) no asset of the Company that is to be acquired by the Buyer, directly or indirectly, pursuant to this Agreement is subject to any lien under ERISA or the Code; (iv) the Company has not incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due); and (v) there are no pending or, to the knowledge of the Sellers' Representative and the Company, threatened actions, suits, investigations or claims with respect to any Benefit Plan or Compensation Commitment (other than routine claims for benefits) which could result in liability to the Company (whether direct or indirect), and neither the Company nor any Seller has any knowledge of any facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims.

          (g) Except as set forth on Schedule 4.18(g) hereto, (i) the Company
                                     ----------------
has complied with the health care continuation requirements of Part 6 of Title I of ERISA; and (ii) the Company has no obligation under any Benefit Plan or otherwise to provide health benefits to former employees of the Company or any other person, except as specifically required by Part 6 of Title I of ERISA.

          (h) Except as set forth on Schedule 4.18(h) hereto, (i) the Company
                                     ----------------
has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Benefit Plan subject to Title IV of ERISA which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) (a "Multiemployer Plan"), no such liability has been asserted, and there are no
 ------------------
events or
circumstances which could result in any such partial or complete withdrawal; and
(ii) the Company is not bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA. To the best knowledge of the Company, each Multiemployer Plan complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code; and each Multiemployer Plan is qualified under Section 401(a) of the Code as amended to the date hereof.

          (i) Except as set forth on Schedule 4.18(i), the actions contemplated
                                     ----------------
by this Agreement will not give rise to any liability with respect to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

          (j) The Company does not have any liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other trade, business or entity.

          (k) Except as set forth on Schedule 4.18(k) hereto, the Company does
                                     ----------------
not contribute to, maintain or sponsor or have any liability with respect to any employee benefit plan, agreement or arrangement applicable to employees of the Company located outside the United States (the "Foreign Plans"). Each Foreign
                                                -------------
Plan set forth on Schedule 4.18(k) is in compliance in all material respects
                  ----------------
with all laws applicable thereto and the respective requirements of such Foreign Plan's governing documents. There are no actions, suits or claims (other than routine claims for benefits) with respect to any Foreign Plan, and no circumstances exist which could give rise to any such actions, suits or claims.

          (l) With respect to each Benefit Plan and each Compensation Commitment, the Company has provided the Buyer with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan or Compensation Commitment is maintained, funded and administered,
(ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement, (iv) the most recent actuarial valuation of benefit obligations, and (v) the most recent determination letter received from the IRS and the most recent application to the IRS for such determination letter.

          4.19  INSURANCE.  Schedule 4.19 hereto lists and briefly describes
                ---------   -------------
each insurance policy maintained by the Company. All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies.

          4.20  OFFICERS AND DIRECTORS; BANK ACCOUNTS.  Schedule 4.20 hereto
                -------------------------------------   -------------
lists all officers and directors of the Company, and all of the Company's bank accounts (designating each authorized signatory and the level of each signatory's authorization).

          4.21  AFFILIATE TRANSACTIONS.  Except as set forth on Schedule 4.21
                ----------------------                          -------------
hereto, no officer, director, stockholder or employee of the Company or any person related by blood or marriage to any such Person in which any such person owns any beneficial interest (collectively, "Insiders"), is a party to any
                                             --------
agreement, contract, commitment or transaction with the Company or which pertains to the Company or has any interest in any property, whether real, personal or mixed, or tangible or intangible, relating to the Company or its business.

           4.22   COMPLIANCE WITH LAWS.
                  --------------------

          (a) Except as set forth on Schedule 4.22 hereto, the Company and its
                                     -------------
officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices (including, but not limited to, the Company's sales and distribution of its products and services) or assets of the Company or to which the Company may be subject, and no claims, complaints, suits, proceedings, investigations or hearings have been commenced or, to the knowledge of the Company and the Sellers' Representative, threatened against the Company alleging a violation of any such laws or regulations.

          (b) To the knowledge of the Company and the Sellers' Representative, the Company has not given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, Insider or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction concerning the business.

          4.23  PRODUCT WARRANTY.  Except as disclosed on Schedule 4.23 hereto,
                ----------------                          -------------
all products designed, manufactured, merchandised, serviced, distributed, sold or delivered by the Company at any time prior to the Closing Date have been in conformity, in all material respects, with all applicable contractual commitments and all express or implied warranties. No liability exists for replacement therefor or other damages in connection with such sales or deliveries at any time prior to the Closing Date. No products heretofore sold by the Company are now subject to any guarantee or warranty other than the Company's standard terms and conditions of sale, a copy of which has been delivered to the Buyer.

          4.24  PRODUCT LIABILITY.  Except as disclosed on Schedule 4.24 hereto,
                -----------------                          -------------
there is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to person or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company.

          4.25  CLOSING DATE.  All of the representations and warranties
                ------------
contained in this Article IV and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered to Buyer are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that the Company has advised Buyer otherwise in writing prior to the Closing.

                                  ARTICLE V

           REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLERS
           ----------------------------------------------------------

          As a material inducement to Buyer to enter into this Agreement, the Sellers severally and not jointly represent and warrant to Buyer that:

          5.1  AUTHORIZATION OF TRANSACTIONS.  Each Seller has all requisite
               -----------------------------
power and authority to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party, and to perform its obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which each Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their terms.

          5.2  ABSENCE OF CONFLICTS.  Neither the execution and the delivery of
               --------------------
this Agreement and the other documents contemplated hereby to which any Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the provisions of,
(b) constitute a default under, (c) result in the violation of, (d) give any third party or governmental authority the right to terminate or to accelerate any obligation under, (e) result in the creation of any lien, security interest or charge or encumbrance upon the Company Stock under, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, the provisions of any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Seller is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which such Seller is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by any Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which any Seller is a party.

          5.3  SHARES.  The Sellers, in the aggregate, hold of record and
               ------
beneficially own all of the issued and outstanding shares of Company Stock, free and clear of Liens or any other restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws). No Seller is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). No Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

          5.4  BROKERAGE.  Except as set forth on Schedule 4.15 hereto, there
               ---------                          -------------
are no claims for brokerage commissions, finders' fees, investment bankers' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller.

          5.5  CLOSING DATE.  All of the representations and warranties
               ------------
concerning the Sellers contained in this Article V and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered to Buyer are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that the Sellers' Representative has advised Buyer otherwise in writing prior to the Closing.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

                                 As a material inducement to the Sellers to
enter into this Agreement, Buyer hereby represents and warrants that:

          6.1  ORGANIZATION AND CORPORATE POWER.  Buyer is a corporation duly
               --------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder.

          6.2  AUTHORIZATION.  The execution, delivery and performance of this
               -------------
Agreement and the other agreements contemplated hereby by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. Each of this Agreement and the other agreements contemplated hereby constitutes a valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms.

          6.3  NO VIOLATION.  Buyer is not subject to or obligated under its
               ------------
certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

          6.4  GOVERNMENTAL AUTHORITIES AND CONSENTS.  Except for such filings
               -------------------------------------
required by the HSR Act, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except for any approval required pursuant to the HSR Act, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the transactions contemplated hereby or thereby.

          6.5  BROKERAGE.  There are no claims for brokerage commissions,
               ---------
finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

          6.6  LITIGATION.  There are no actions, suits, proceedings, orders or
               ----------
investigations pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

          6.7  CLOSING DATE.  All of the representations and warranties
               ------------
contained in this Article VI and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered to the Company, the Sellers or Sellers' Representative are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Buyer has advised the Sellers' Representative otherwise in writing prior to the Closing.

          6.8  PURCHASE FOR INVESTMENT.  Buyer is purchasing all of the issued
               -----------------------
and outstanding shares of Company Stock for investment and not for resale or distribution. The shares of Company Stock purchased hereunder will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in violation of any applicable securities laws or regulations.

          6.9  FINANCING ARRANGEMENTS.  The commitment letter from Buyer's
               ----------------------
lender, attached hereto as Exhibit F, has not been terminated or revoked.
                           ---------


                                  ARTICLE VII

                                  TERMINATION
                                  -----------

           7.1 TERMINATION. This Agreement may be terminated at any time prior
               -----------
to the Closing:

          (a) by mutual written consent of Buyer and the Sellers'
Representative;

          (b) by either Buyer, on the one hand, or the Sellers' Representative, on the other, if there has been a material misrepresentation in or breach of the representations and warranties or covenants set forth in this Agreement on the part of the Sellers or the Company (in the case of Buyer) or Buyer (in the case of the Sellers' Representative) or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligation to consummate the transactions contemplated hereby, unless such terminating party's breach of this Agreement has caused such condition to be unsatisfied;

          (c) by the Sellers' Representative if on or after June 15, 1996 (i) all of the conditions to Buyer's obligation at the Closing, (other than Section 2.1(e)) have been satisfied, (ii) the Sellers' Representative notifies the Buyer that the Sellers are prepared to close the transactions contemplated by this Agreement, (iii) Buyer does not agree to waive any remaining conditions to

Buyer's obligation at Closing and (iv) Buyer does not notify the Sellers' Representative on such date that Buyer will deposit $5 million (the "Deposit")
                                                                     -------
with a mutually agreeable escrow agent within two business days of such notice;

          (d) by either Buyer or the Sellers' Representative if the transactions contemplated by this Agreement have not been consummated by July 15, 1996; provided that the party seeking termination pursuant to clause (c) of this
Section 7.1 (or the Company or the Sellers, in the case of a termination sought by the Sellers' Representative) is not in breach of any of its representations, warranties or covenants contained in this Agreement. In the event of termination by the Sellers' Representative or Buyer pursuant to this Section 7.1, written notice thereof (describing in reasonable detail the basis therefor) shall promptly be delivered to the other party.

          7.2  EFFECT OF TERMINATION.  In the event of termination of this
               ---------------------
Agreement by either Buyer or the Sellers' Representative as provided above, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its shareholders, directors or officers in respect thereof, except for the obligations of the parties hereto in Sections 9.1, 9.5 and 9.6, except as provided in Section 7.3 below and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

          7.3  DEPOSIT.  In the event that the Sellers' Representative
               -------
terminates this Agreement pursuant to Section 7.1(d) above, the Deposit will be paid to the Sellers' Representative as liquidated damages. Buyer and the Sellers' Representative will promptly notify the escrow agent of such payment.

                                  ARTICLE VIII

                           SURVIVAL; INDEMNIFICATION
                           -------------------------

          8.1  SURVIVAL.   Except as set forth in the following sentence, all
               --------
representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby and will not be affected by any examination made for or on behalf of Buyer, the knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion. Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.8, 4.9(b), (d), (e) and (h), 4.12, 4.13, 4.14, 4.16, 4.17,
4.18, 4.19, 4.20, 4.22, 4.23, 4.24 and 4.25 (to the extent it relates to the aforementioned representations) will not survive the Closing Date and the consummation of the transactions contemplated hereby.

          8.2  INDEMNIFICATION.
               ---------------

          (a) Subject to the limitations set forth in (b) below, the Sellers jointly and severally agree to indemnify Buyer, its Affiliates, officers, directors, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Parties") and hold each of them
                                      -------------
harmless against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses") which any such Buyer Party may suffer, sustain or
                ------
become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) the breach of the Company's or the Sellers' representations or warranties contained in Article IV (to the extent such representations survive the Closing Date) or Article V hereof or elsewhere in this Agreement, (ii) the breach of any covenant or agreement of the Company or the Sellers (including, without limitation, as set forth in Section 9.3(d)) contained in this Agreement; (iii) any claims of any brokers or finders claiming by, through or under the Company or the Sellers; and (iv) the ownership or lease of the Company's former Jacksonville, Florida facility or any liability arising from Environmental and Safety Requirements at such facility (other than workers' compensation claims).

      (b) The indemnification provided for in Section 8.2(a) above is subject to the following limitations:

          (i) the Sellers will be liable to Buyer with respect to claims referred to in subsection (a)(i) above only if Buyer gives the Sellers' Representative written notice thereof for claims arising from breaches of the representations and warranties (w) set forth in Section 4.7 (only as such representation relates to the Company and not the Affiliated Entities) on or prior to March 31, 1998; (x) set forth in Section 4.10 within five years after the Closing Date; (y) set forth in Section 4.11 prior to the expiration of the applicable statute of limitation with respect thereto; and (z) set forth in Sections 4.5, 4.7 (as such representation relates to the Affiliated Entities), 4.9(a), (c), (f) and (g), 4.15, 4.21 and Article V as to which claims may be made at any time (the "Survival Period");
                       ---------------

          (ii) the Sellers will not be liable to Buyer for any Loss arising under subsections (a)(i) (except for breaches of the representations and warranties set forth in Article V and Section 4.7) and (a)(v) above unless the aggregate amount of all such Losses relating to all such breaches exceeds $500,000 in the aggregate, and then only to the extent that such Losses, in the aggregate, exceed such amount; provided that the second $250,000 of Losses applied against the basket set forth in clause (iii) below will be deemed to be applied against this clause (ii) as well as clause (iii) below;

          (iii) the Sellers will not be liable to Buyer for any Loss arising under a breach of Section 4.7 (as such breach relates to the Company and not the Affiliated Entities) unless the aggregate amount of all such Losses relating to all such breaches exceeds $500,000, and then only to the extent that such Losses, in the aggregate, exceed such amount;

          (iv) notwithstanding the foregoing, the Sellers will be liable to Buyer for any Loss arising under Section 4.7 (as such breach relates to the Affiliated Entities);

          (v) except with respect to breaches of the representations set forth in Section 4.10 and Section 4.7 (as such breaches relate to the Affiliated Entities), in no event will the Sellers be liable for any Losses of Buyer in an amount in excess of $10,000,000. With respect to breaches of the representations set forth in
Section 4.10 and Section 4.7 (as such breaches relate to the Affiliated Entities) and Losses pursuant to subsection (a)(v) above, in no event will the Sellers be liable for any such Losses of Buyer in an amount in excess of the $10,000,000; and

          (vi) with respect to breaches of the representations set forth in
Section 4.10, the Sellers will not be liable to Buyer for any individual Loss unless the amount of such Loss exceeds $25,000, and if such Loss exceeds $25,000 it will be subject to the provisions of clause (ii) above.

Notwithstanding any implication to the contrary contained in this Agreement, so long as Buyer delivers written notice of a claim to the Sellers' Representative within the foregoing respective Survival Period, the Sellers shall be required to jointly and severally indemnify Buyer for all Losses that Buyer may suffer with respect to such claim through the date of the claim, the end of the survival period, and beyond.

          (c) Buyer agrees to indemnify the Sellers and hold each of them harmless against any Loss which they may suffer, sustain or become subject to, as the result of a breach of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement.

          (d) If a party hereto seeks indemnification under this Section 8.2, such party (the "Indemnified Party") shall give written notice to the other
                 -----------------
party (the "Indemnifying Party") of the facts and circumstances giving rise to
            ------------------
the claim. In that regard, if any suit, action, claim, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel, in which case the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Indemnifying Party, however, if there shall be a final judgment for the plaintiff in any such action, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such judgment.

          (e) The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for such claim or a final result, determination, finding, judgment and/or award is made pursuant to the terms of Section 8.3.

          (f) Any indemnification payments paid under this Section 8.2 will be treated as an adjustment to the Purchase Price.

          (g) Subject to the terms and conditions set forth in this Section 8.2, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the Buyer or the Sellers, as the case may be, may, at such party's option, set-off all or any portion of the Losses which such party suffers, sustains or becomes subject to as a result of such breach against any amounts due or to become due to the Sellers or Buyer, as the case may be, whether pursuant to this Agreement or otherwise.

          8.3  ARBITRATION PROCEDURE.
               ---------------------

          (a) The Buyer, the Sellers and the Sellers' Representative agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Section 8.2 (the "Disputes"). Nothing in this Section 8.3 shall
                                --------
prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below) or availing itself of the other remedies set forth in Section 8.4 below. The parties hereby agree and acknowledge that, except as otherwise provided in this Section 8.3 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of New York law.

          (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within 45 business days after
                        ----------------
delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration")
                                                         ---------------------
and by filing a copy of such Notice of Arbitration with the appropriate office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

          (c) The Sellers' Representative and Buyer each shall select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Sellers' Arbitrator" and
                                                        -------------------
"Buyer's Arbitrator," respectively).  In the event that either party fails to
 ------------------
select an independent arbitrator as set forth herein within 20 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Sellers' Arbitrator and Buyer's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 8.3. If Sellers' Arbitrator and Buyer's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Sellers' Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators. Sellers' Arbitrator and Buyer's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within 7 days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Sellers' Arbitrator and Buyer's Arbitrator.

          (d) The arbitrator(s) selected pursuant to paragraph (c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000, and if the Sellers' Representative contests only $500 of the amount claimed by Buyer, and if the arbitrator(s) ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 / 500) to the Sellers' Representative and 40% (i.e. 200 / 500) to Buyer.

          (e) The arbitration shall take place in New York City and shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time in the State of New York, except as otherwise set forth herein or as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (a "Final
                                                                -----
Determination") is made or rendered as soon as practicable, but in no event
- -------------
later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

          (f) Buyer and the Sellers' Representative may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

          (g) If any party shall fail to pay the amount of any damages, if any, assessed against it within 10 days of the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including, but not limited to, all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

          8.4  REMEDIES.  Except as provided in Section 8.3 hereof regarding the
               --------
requirements of using the arbitration procedure set forth therein for resolving and remedying claims for money damages arising out of the provisions of Section 8.2, Buyer and the Sellers' Representative each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, each Seller hereby agrees that in the event such Seller (or the Sellers' Representative, on behalf of such Seller) fails to convey the Company Stock to Buyer in accordance with the provisions of this Agreement, Buyer's remedy at law may be inadequate. In such event, Buyer shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of the Sellers to convey the Company Stock.

          8.5  EFFECT OF TAXES AND INSURANCE.   Losses of the Buyer shall be
               -----------------------------
adjusted to give credit to the Seller for (i) any net reduction in federal, state or local income or franchise Tax liability when and as realized at any time by the Buyer in connection with the Losses for which indemnification is sought hereunder, and (ii) any amounts when and as recovered by the Buyer with respect to the matter for which the Buyer is being indemnified under insurance policies for the benefit of the Buyer that reduce Losses that would otherwise be sustained, except to the extent by which the Buyer can demonstrate the premiums of such policies have increased as a result of such recovery.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS
                             ---------------------

          9.1  PRESS RELEASES AND ANNOUNCEMENTS.  Prior to the Closing Date,
               --------------------------------
press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company will be prepared jointly by the Sellers' Representative and Buyer and none will be issued without the mutual approval of the Sellers' Representative and Buyer, except any public disclosure which is required by law or regulation (in which case the disclosure shall be prepared jointly by the Sellers' Representative and Buyer). After the Closing Date, no press releases related to this Agreement or the transactions contemplated hereby and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company will be issued without Buyer's consent.

          9.2  FURTHER TRANSFERS.  The Company, the Sellers and the Sellers'
               -----------------
Representative will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Company Stock and any other transactions contemplated hereby.

          9.3  TAX MATTERS.  The following provisions shall govern the
               -----------
allocation of responsibility as between Buyer, the Company and Sellers for certain Tax matters following the Closing Date:

          (a) Tax Periods Ending on or Before the Closing Date.  The Sellers'
              ------------------------------------------------
Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All items of income, gain, deduction, loss and credit shall be reported on such Tax Returns in a manner consistent with prior Tax Returns except to the extent prohibited by applicable statute or regulations. The Sellers' Representative shall permit the Buyer to review and comment on each such Tax Return at least 10 days prior to filing, and shall not unreasonably refuse to take such comments into account so long as they are (i) not inconsistent with prior Tax Returns or
(ii) prohibited by applicable statute or regulations. Buyer shall pay, or shall cause the Company and/or the Subsidiaries to pay, all Taxes of the Company and the Subsidiaries with respect to such periods, and Sellers shall reimburse Buyer for Taxes of the Company and the Subsidiaries with respect to such periods within fifteen (15) days of payment by the Buyer, the Company and/or the Subsidiaries of such Taxes to the extent such Taxes are not accrued on the Closing Balance Sheet.

          (b) Tax Periods Beginning Before and Ending After the Closing Date.
              --------------------------------------------------------------
Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date, and shall pay, or shall cause the Company and/or the Subsidiaries to pay, all Taxes of the Company and
the Subsidiaries with respect to such periods.   Sellers shall pay to Buyer
within fifteen (15) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not accrued on the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ending on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and any of its Subsidiaries, as applicable.

          (c) To the extent not accrued on the Closing Balance Sheet, Sellers shall reimburse Buyer for any Taxes of the Company and the Subsidiaries, or for any increase in such Taxes, in any taxable period (including, but not limited to, as a result of a change in accounting method) attributable to the transfer of all of the capital stock of the Affiliated Entities to the Company, including, but not limited to, a resulting termination of an election made by any of the

Affiliated Entities under Code Section 1362 or under any corresponding provision of any state, local or foreign law.

          (d)  Cooperation on Tax Matters.
               --------------------------

          (i) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (A) to retain all books and records with respect to Tax matters and pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring , destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

          (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (e) Certain Taxes.  All transfer, documentary, sales, use, stamp,
              -------------
registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York State Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

          (f) Sellers will furnish Buyer prior to the Closing a certification pursuant to Treasury Regulation Section 1.897-2 to the effect that the Company is not a "United States real property holding corporation" as defined in Code
Section 897.

          (g) Inclusion in Buyer's Consolidated Returns.  In each taxable period
              -----------------------------------------
during which (i) the Company and the Subsidiaries, or any subset thereof, are members of an Affiliated Group the common parent of which is Buyer and (ii) such Affiliated Group has elected to, or is required by applicable law to, file a combined, consolidated or unitary return, the Company and the Subsidiaries, or such subset thereof, shall be included in such combined, consolidated or unitary return except to the extent that the Company or a Subsidiary is not eligible under applicable law to be included in such combined, consolidated or unitary return.

          9.4  TRANSITION ASSISTANCE.  Neither the Company nor the Sellers will
               ---------------------
in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to and at the date of this Agreement.

          9.5  INVESTIGATION AND CONFIDENTIALITY.
               ---------------------------------

          (a) Prior to the Closing Date, Buyer may make or cause to be made such investigation of the Company as it deems necessary or advisable to familiarize itself therewith. Each Seller will cause the Company to, and the Company will cause its officers, directors, employees and agents (including attorneys and accountants) (the "Company's Agents") to, at reasonable times during normal
                   ----------------
business hours, permit Buyer and its employees, agents, accounting and legal representatives and lenders (and such lenders' audit staff) and their representatives to have full and complete access, at all reasonable times, to the Company's facilities and to the Company's books, records, invoices, contracts, leases, personnel, facilities, equipment and other data and information. Each Seller will cause the Company to, and the Company will cause the Company's Agents to, at reasonable times during normal business hours, permit Buyer to inspect the facilities and to discuss the affairs, finances and accounts of the Company with the directors, officers, independent accountants, key employees, key customers, key sales representatives and key suppliers of the Company.

          (b) If the transactions contemplated by this Agreement are not consummated, Buyer will use its reasonable best efforts to maintain the confidentiality of all information and materials reasonably designated by the Company as confidential, except as required by law or legal process, and Buyer and its representatives will return to the Company originals of and destroy copies of all materials obtained from the Company in connection with the transactions contemplated by this Agreement. Whether or not the transactions contemplated hereby are consummated, the Sellers, the Sellers' Representative and the Company will use their reasonable best efforts to maintain the confidentiality of all information and materials regarding Buyer and its Affiliates reasonably designated by Buyer as confidential, except as required by law or legal process, and Buyer and its representatives will return to the Company originals of and destroy copies of all materials obtained from the Company in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are consummated, each Seller and the Sellers' Representative agrees to use its reasonable best efforts to maintain the confidentiality of all proprietary and other non-public information regarding the Company, except as required to file tax returns and as required by law or legal process, and to turn over to Buyer at the Closing all such materials (and all copies thereof) that they have in their possession. In the event of the breach of any of the provisions of this Section 9.5, the non-breaching party, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof.

          (c) In the event that any party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 9.5, the disclosing party will (i) provide the other party with prompt notice before such disclosure in order that such other party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the other party in attempting to obtain such order or assurance. The provisions of this Section 9.5 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of default by the applicable party bound hereunder or its Affiliates.

          9.6  EXPENSES.  Except as otherwise provided herein, Buyer and the
               --------
Sellers will each pay all of their own expenses (including fees and expenses of legal counsel, investment bankers, or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the performance of its or their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (whether consummated or not); it being understood that the Sellers will pay amounts due, if any, to Bowles, Hollowell, Conner & Co. under the terms of a certain engagement letter, dated November 15, 1995, and all other fees and expenses listed on Schedule 4.15
                                                             -------------
hereto. To the extent that the Buyer or the Company pays or becomes liable for any of the expenses of the Sellers or the Sellers' Representative, the Purchase Price shall be reduced dollar-for-dollar.

          9.7  NONCOMPETITION AND NONSOLICITATION.
               ----------------------------------

          (a) As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller agrees as follows:

          (i) During the period from the Closing Date to and including the fifth anniversary of the Closing Date (the "Noncompete Period"), such Seller shall not
                                      -----------------
have any Affiliation (as defined below) with any Person or other business entity or enterprise anywhere in the world which engages in or proposes to engage in the manufacture, merchandising, distribution or sale of any products or goods manufactured, merchandised, distributed or sold by the Company or Buyer as of the Closing Date (the "Products"). Nothing contained herein shall be construed
                       --------
to prohibit such Seller from purchasing (x) securities of Buyer or (y) up to an aggregate of 2% of any class of the outstanding voting securities of any Person whose securities are listed on a national securities exchange or traded in the NASDAQ national market system (a "Public Company") or up to an aggregate of 5%
                                  --------------
of any other class of securities of any Public Company (including, for purposes of calculating the percentage of such securities which may be purchased by such Seller, the securities of such Public Company then owned by all Affiliates of such Seller to the extent such Persons are acting in concert or otherwise constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934), as amended, if such Seller does not have an active role in the management of such Public Company, it being understood that the exercise of voting rights with respect to any such voting securities, in and of itself, shall not constitute such a role. For purposes of this subparagraph (a)(i), the term "Affiliation" shall
      -----------
mean any direct or indirect interest in such entity or enterprise, whether as an officer, director, employee, investor, partner, stockholder, sole proprietor, trustee, consultant, agent, representative, broker, promoter or otherwise; and

          (ii) During the Noncompete Period, such Seller shall not, and shall not permit any of his Affiliates to (x) induce or attempt to induce any employee of Buyer, the Company or their Subsidiaries to leave the employ of Buyer, the Company or such Subsidiary, or in any way interfere with the relationship between Buyer, the Company or their Subsidiaries and any employee thereof, (y) hire directly or indirectly any person who was an employee of Buyer, the Company or their Subsidiaries within 180 days prior to the time such employee was hired by such Person, or (z) induce or attempt to induce any customer, supplier, licensee or other business relation of Buyer, the Company or their Subsidiaries to cease doing business with Buyer, the Company or their Subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of Buyer, the Company or any Subsidiary.

Notwithstanding anything in this Section 9.7 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 9.7 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Sellers and Buyer agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible. The Sellers and Buyer acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this
Section 9.7 and that, in such event, the other party or its successors or assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the provisions of this Section 9.7 (including the extension of the Noncompete Period by a period equal to the length of court proceedings necessary to stop such violation). Any injunction shall be available without the posting of any bond or other security. In the event of an alleged breach or violation by any Seller of any of the provisions of this Section 9.7, the Noncompete Period will be tolled for such Seller until such alleged breach or violation is resolved. The Sellers agree that the restrictions contained in this Section 9.7 are reasonable in all respects.

          9.8  SELLERS' REPRESENTATIVE.
               -----------------------

          (a) By the Sellers' execution of this Agreement, the Sellers' Representative is hereby designated by each of the Sellers to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers' Representative.

          (b) Each of the Sellers, by their execution of this Agreement, hereby irrevocably appoints the Sellers' Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including, without limitation, full power and authority on such Sellers' behalf (i) to consummate the transactions contemplated herein, and in the event of such consummation, to receive and disburse payments, as the case may be, on behalf of such Seller for the Company Stock pursuant to Section 1.4(b); (ii) to pay such Seller's expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, it being understood that such expenses shall be allocated among the Sellers pro rata based on the Sellers' Pro Rata Shares; (iii) to disburse any funds received hereunder to such Seller and each other Seller; (iv) to execute and deliver any certificates required hereunder, including delivery of any stock certificates representing the Company Stock; (v) to execute and deliver on behalf of such Seller any amendment hereto; provided, that such amendment does not treat any Seller disproportionately relative to any of the other Sellers; (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith;
(vii) to negotiate, settle, compromise and otherwise handle all claims of Buyer pursuant to Section 1.3 hereof; (viii) to pay or accept any amounts pursuant to
Article I hereof; (ix) to negotiate, settle, compromise and otherwise handle all claims for indemnification made by the Buyer pursuant to Article VIII hereof; and (x) to do each and every act and exercise any and all rights which such Seller or the Sellers (collectively) are permitted or required to do or exercise under this Agreement. Each of the Sellers agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Sellers' Representative.

          (c) Neither the Sellers' Representative nor any agent employed by him shall incur any liability to any Seller relating to the performance of his duties hereunder, except for fraud or bad faith.

          9.9  ADDITIONAL INFORMATION FOR SEC FILINGS.
               --------------------------------------

          (a) The Company shall use its best efforts to promptly provide Buyer with all financial statements and other financial data relating to the Company and its Subsidiaries that is required to be included by Buyer's parent, American Pad & Paper Company ("APP"), in any registration statement filed by APP with the
                      ---
Securities and Exchange Commission (the "SEC") and shall use its best efforts to
                                         ---
obtain for APP the signed written consent of the Company's independent auditors to be named as experts in any such registration statement and the signed audit report of such independent auditors with respect to any audited financial statements of the Company and its Subsidiaries required to be included in such registration statement, in each case, in the form required by SEC regulations. The Company shall also provide APP with such other information regarding the Company and its Subsidiaries as APP may request to comply with the SEC laws, rules and regulations relating to any such registration statement. Buyer shall pay or reimburse, as the case may be, the Sellers for any reasonable out-of-pocket expenses incurred by the Sellers on behalf of the Company to comply with this Section 9.9 which the Sellers would not have incurred but for the requirements of this Section 9.9.

          (b) Buyer shall indemnify and hold harmless the Sellers from and against any liability which the Sellers shall incur as a result of any public offering by Buyer of its securities which is registered under the Securities Act of 1933, as amended.

          9.10  APPROVAL OF SERVICES AGREEMENT PAYMENT.  Each Seller who holds
                --------------------------------------
voting stock of the Company will vote to approve the Payment (as defined in the Services Agreement) and payments pursuant to certain stay bonus and change of control agreements with Francis Ritgert and Jeffery Lennox in a separate vote of the shareholders of the Company that meets the requirements of Code
Section 280G(b)(5)(B) and deliver a copy of the shareholder agreement or resolution evidencing such vote to Buyer at or prior to the Closing.

                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

          10.1  AMENDMENT AND WAIVER.  This Agreement may be amended and any
                --------------------
provision of this Agreement may be waived; provided, that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by the Buyer, the Company and the Sellers' Representative. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

          10.2  NOTICES.  All notices, demands and other communications given or
                -------
delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail (return receipt requested), delivered by a reputable express courier service or transmitted by facsimile or telecopy. Notices, demands and communications to the Sellers, the Sellers' Representative, the Company and the Buyer will, unless another address is specified in writing, be sent to the addresses indicated below:

                                 Notices to the Company (prior to Closing):
                                 -----------------------------------------

                                 Niagara Envelope Company, Inc.
                                 737 Delaware Ave.
                                 Buffalo, NY 14209
                                 Attention: Frederick G. Pierce, II

                                 with a copy to:
                                 --------------

                                 Lippes, Silverstein, Mathias & Wexler, LLP
                                 700 Guaranty Building
                                 28 Church Street
                                 Buffalo, NY 14202
                                 Attention: Gerald S. Lippes
                                            Robert J. Olivieri

       Notices to the Sellers and the Sellers' Representative:
       ------------------------------------------------------

       Frederick G. Pierce, II
       227 Nottingham Terrace
       Buffalo, NY 14216

       with a copy to:
       --------------

       Lippes, Silverstein, Mathias & Wexler, LLP
       700 Guaranty Building
       28 Church Street
       Buffalo, NY  14202
       Attention:  Gerald S. Lippes

       Notices to Buyer (and, upon Closing, the Company):
       -------------------------------------------------

       American Pad & Paper Company of Delaware, Inc.
       c/o Bain Capital, Inc.
       Two Copley Place
       Boston, MA  02116
       Attention:  Marc B. Wolpow
                   Robert C. Gay

       with a copy to:
       --------------

       Kirkland & Ellis
       200 East Randolph Drive
       Chicago, IL  60601
       Attention:  Karl E. Lutz, P.C.
                   James L. Learner

        10.3   BINDING AGREEMENT; ASSIGNMENT.
               -----------------------------

       (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, any Seller or the Sellers' Representative without the prior written consent of Buyer.

       (b) Buyer may, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates.

       (c) Buyer may assign its rights under this Agreement (including its right to indemnification) for collateral security purposes to any of its lenders providing financing for the transactions contemplated hereby and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part.

        10.4   SEVERABILITY.  Whenever possible, each provision of this
               ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

        10.5   NO STRICT CONSTRUCTION.  The language used in this Agreement
               ----------------------
shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term "including" as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term of provision contained herein.

        10.6   CAPTIONS AND HEADINGS.  The captions and headings used in this
               ---------------------
Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

        10.7   ENTIRE AGREEMENT.  This Agreement and the documents referred to
               ----------------
herein and therein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

        10.8   COUNTERPARTS.  This Agreement may be executed in multiple
               ------------
counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

        10.9   GOVERNING LAW.  THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL
               -------------
GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        10.10  NO THIRD PARTY BENEFICIARIES.  Nothing in this Agreement, express
               ----------------------------
or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

                                  ARTICLE XI

                              CERTAIN DEFINITIONS
                              -------------------

       For purposes of this Agreement, the following terms shall have the meanings set forth below:

       "Affiliate" of any particular Person means any other Person controlling,
        ---------
controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

       "Affiliated Entities" means  each of Wented Company, an Illinois
        -------------------
corporation, and Wented Company of Texas, a Delaware corporation.

       "Affiliated Group" means an affiliated group as defined in Section 1504
        ----------------
of the Code (or any analogous combined, consolidated or unitary group under state, local or foreign income Tax law) of which the Company is or has been a member.

       "Code" means the Internal Revenue Code of 1986, as amended.
        ----

       "Knowledge" shall mean (i) with respect to the Sellers' Representative,
        ---------
his or her actual knowledge, and (ii) with respect to the Company, the actual knowledge of those persons set forth in Schedule 11 hereto.
                                        -----------

       "Liens" means any mortgage, pledge, security interest, encumbrance, lien
        -----
or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any Seller, any Affiliate of the Company or such Seller, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

       "Permitted Liens" means:
        ---------------

   (i) tax Liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

   (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

   (iii)  interests or title of a lessor under any lease set forth on Schedule
                                                                      --------
4.9;
- ---

   (iv) mechanics', materialmen's or contractors' Liens or encumbrances or any similar Lien or restriction arising in the ordinary course of business for amounts not yet due and payable; and

   (v) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering with the ordinary conduct of the business of the Company or materially detracting from the value of the assets of the Company.

     "Person" means an individual, a partnership, a corporation, an association,
      ------
a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Subsidiary" means, with respect to any Person, any corporation,
      ----------
partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, (i) a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity; and (ii) the Affiliated Entities will be treated as Subsidiaries of the Company.

     "Tax" means any (i) federal, state, local or foreign income, gross
      ---
receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Company for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and
(iii) liability of the Company for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

     "Tax Returns" means returns, declarations, reports, claims for refund,
      -----------
information returns or other documents (including any related or supporting schedules, statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party of the administration of any laws, regulations or administrative requirements relating to any Taxes.

                              *     *     *     *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              NIAGARA ENVELOPE COMPANY, INC.



                              By: /s/ Frederick G. Pierce, II
                                 ----------------------------------------

                              Its:
                                  ---------------------------------------


                              /s/ Frederick G. Pierce, II
                              -------------------------------------------
                              Frederick G. Pierce, II, both individually and in his capacity as the Sellers' Representative


                              /s/ Phyllis Wendt Pierce
                              -------------------------------------------
                              Phyllis Wendt Pierce


                              MARINE MIDLAND BANK, AS TRUSTEE, IN TRUST FOR THE USES AND PURPOSES AND UPON THE TERMS CONTAINED IN THE RESOLUTION AND DECLARATION OF TRUST CREATING THE BUFFALO FOUNDATION, AS AMENDED, ADOPTED BY THE BOARD OF DIRECTORS OF SAID TRUSTEE, COPIES OF WHICH WERE FILED IN THE OFFICES OF THE SECRETARY OF STATE OF NEW YORK AND ERIE COUNTY CLERK, PURSUANT TO THE PROVISIONS OF CHAPTERS 622 AND 623 OF THE LAWS OF 1926, PURSUANT TO INSTRUMENT OF GIFT IN TRUST DATED MAY 8, 1996 BETWEEN PHYLLIS W. PIERCE AS DONOR, THE BUFFALO FOUNDATION AND MARINE MIDLAND BANK AS SUCH TRUSTEE


                              By: /s/ Henry Bradley
                                 ----------------------------------------

                              Its:
                                  ---------------------------------------

                              THE BUFFALO FOUNDATION


                              By: /s/
                                 ----------------------------------------

                              Its:  Director
                                  ---------------------------------------


                              PHYLLIS W. PIERCE AND FREDERICK G. PIERCE II, AS TRUSTEES OF TRUST UNDER ARTICLE SEVENTH OF LAST WILL AND TESTAMENT OF FREDERICK S. PIERCE

                              /s/ Frederick G. Pierce, II
                              -------------------------------------------
                              Frederick G. Pierce II, Trustee

                              /s/ Phyllis W. Pierce
                              -------------------------------------------
                              Phyllis W. Pierce, Trustee


                              GAYLORD SMYTHE L.L.C.


                              By: /s/ Frederick G. Pierce, II
                                 ----------------------------------------
                                     Manager

                              AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.


                              By: /s/ Gregory M. Benson
                                 ----------------------------------------

                              Its:
                                  ---------------------------------------

                                LIST OF EXHIBITS
                                ----------------


Exhibit A       Form of Opinion of Counsel to the Company and the Sellers

Exhibit B       Services Agreement

Exhibit C       Closing Certificates from the Sellers' Representative and the
                Company

Exhibit D       Form of Opinion of Counsel to Buyer

Exhibit E       Closing Certificate from Buyer

Exhibit F       Commitment Letter from Buyer's Lender

                          LIST OF DISCLOSURE SCHEDULES
                          ----------------------------


Schedule 1.3(a)  Letters of Credit
Schedule 2.1(c)  Consents Required for Closing
Schedule 3.1(l)  Equipment to be Transferred
Schedule 4.1     Organization and Corporate Power
Schedule 4.3     Subsidiaries; Investments
Schedule 4.4     Absence of Conflicts
Schedule 4.5     Capitalization
Schedule 4.6     Financial Statements
Schedule 4.7     Absence of Undisclosed Liabilities
Schedule 4.8     Absence of Certain Developments
Schedule 4.9     Assets
Schedule 4.10    Environmental Safety Matters
Schedule 4.11    Taxes
Schedule 4.12    Contracts and Commitments
Schedule 4.13    Proprietary Rights
Schedule 4.14    Litigation; Proceedings
Schedule 4.15    Brokerage
Schedule 4.16    Governmental Licenses and Permits
Schedule 4.17    Employees
Schedule 4.18    Employee Benefit Plans
Schedule 4.19    Insurance
Schedule 4.20    Officers and Directors; Bank Accounts
Schedule 4.21    Affiliate Transactions
Schedule 4.22    Compliance with Laws
Schedule 4.23    Product Warranty
Schedule 4.24    Product Liability